EXHIBIT 23.2



                    CONSENT OF INDEPENDENT ACCOUNTANTS




We consent to the incorporation by reference into this Registration Statement on Form S-8 pertaining to 400,000 shares of the Common Stock, $.10 par value, of Global Marine Inc. to be offered pursuant to the Global Marine Inc. 1994 Non-Employee Stock Option and Incentive Plan of our report, which includes an explanatory paragraph that describes the Company's adoption of the method of accounting for income taxes and the method of accounting for postretirement benefits other than pensions prescribed by applicable statements of the Financial Accounting Standards Board, dated February 11, 1994, on our audits of the consolidated financial statements and financial statement schedules of Global Marine Inc. and subsidiaries, as of December 31, 1993 and 1992, and for each of the three years in the period ended December 31, 1993.




                                   Coopers & Lybrand L.L.P.




Houston, Texas
February 14, 1995